EXHIBIT 99.1
------------





LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

-------------------------------------------------------------------------



                   LASALLE HOTEL PROPERTIES ACQUIRES
              THE HOTEL SOLAMAR IN SAN DIEGO, CALIFORNIA


     BETHESDA, MD, August 1, 2006 - LaSalle Hotel Properties (NYSE: LHO) today announced it has acquired the Hotel Solamar in San Diego, California, for $87.0 million. The 235-room, newly built, independent full-service hotel is located in the heart of downtown San Diego's Gaslamp Quarter Historic District. The hotel sits on the corner of Sixth Avenue and J Street, two blocks from Petco Park and three blocks from the San Diego Convention Center. The hotel is also surrounded by the city's trendiest shopping, theaters, art galleries and over 75 restaurants and night clubs. Hotel Solamar is operated by Kimpton Hotel & Restaurant Group, LLC.

     The hotel's unique sun and sea design creates an experience that attracts demand from all market segments. The hotel includes a full-service restaurant featuring Coastal California cuisine for breakfast, lunch and dinner and a popular rooftop oasis serving cocktails and light cuisine with 225 seats, a large pool, cabanas and views overlooking downtown San Diego. The Hotel Solamar opened in April 2005 and contains a fitness center, business center, in-room spa services, parking facility, 8,800 square feet of meeting space and an additional 2,000 square feet of unfinished street-front space available for retail or additional meeting space. The hotel is subject to a long-term ground lease.

     "We are excited to further our presence in the emergent Gaslamp Quarter with the acquisition of this newly built high-style hotel," remarked Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "San Diego is one of the most attractive leisure and convention destinations and one of the highest occupancy markets in the United States. The Hotel Solamar is in an irreplaceable location in the heart of the fastest growing area of downtown San Diego, and it's just two blocks from our stylish Hilton Gaslamp Quarter Hotel."

     Hotel Solamar will continue to be managed by Kimpton Hotel &
Restaurant Group, LLC, which manages seven other hotels for LaSalle Hotel Properties located in Washington, D.C., Boston, MA and Seattle, WA. Kimpton operates upscale and luxury boutique/lifestyle hotels in the U.S. and Canada, and has had a strong relationship with the Company since 2001.

     "We are delighted to expand our long-standing relationship with Kimpton and are eager to work with them to bring this fabulous new hotel to its full potential," continued Mr. Bortz.

     "It is clear that Kimpton and LaSalle have a winning combination with a profitable track record, and we are excited to extend our partnership into the state of California," said Kimpton CEO and President Mike Depatie.

"Being chosen by LaSalle Properties to manage an eighth hotel is yet another vote of confidence for Kimpton - for our expertise, the heartfelt care we provide our guests at every touch point, and for our unique culture that gives Kimpton-managed hotels a distinct competitive advantage."

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 30 upscale and luxury full-service hotels, totaling approximately 8,700 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on owning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Resorts International, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.



This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about operating relationships, favorable hotel location and attractiveness of the San Diego market. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company's dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets,
(iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company's Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


                               #  #   #

                         Additional Contacts:
                         -------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1500


  For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com